Exhibit (a)-(3)

Charm Communications Inc.

(the “Company”)

FORM OF PROXY FOR SHAREHOLDERS

I/We
Please Print Name(s)

of
Please Print Address(es)

being a shareholder of the Company with                      Class                      ordinary shares hereby appoint

of
or failing him/her

of

or failing him/her the duly appointed chairman of the EGM (the “Chairman”) as my/our proxy to vote for me/us and on my/our behalf at the Extraordinary General Meeting of the Company (the “EGM”) to be held on [insert day] day of [insert month] 2014 at [insert time] a.m. Hong Kong time at the offices of Simpson Thacher & Bartlett, 35/F, ICBC Tower, 3 Garden Road, Hong Kong and at any adjournment of the EGM. My proxy is instructed to vote on a poll or on a show of hands on the resolutions in respect of the matters specified in the Notice of the EGM as indicated below:

Resolutions	For[1]	Against[1]	Abstain[1]

1       as a special resolution, that the agreement and plan of merger dated May 19, 2014 (as amended, the “merger agreement”) among Engadin Parent Limited (“Parent”), Engadin Merger Limited (“Merger Sub”) and the Company and the plan of merger between Merger Sub and the Company required to be filed with the Registrar of Companies of the Cayman Islands (such plan of merger being substantially in the form attached to the merger agreement) pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “merger”) and the transactions contemplated by the merger agreement, including the merger, be authorized and approved;

2 as a special resolution, that the directors of the Company be authorized to do all things necessary to give effect to the merger agreement; and, if necessary

3       as an ordinary resolution, that the chairman of the EGM be instructed to adjourn the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolutions proposed at the EGM.

[1]	The Board of Directors recommends you vote FOR the resolutions. IMPORTANT: IF YOU WISH TO VOTE IN FAVOUR OF A PARTICULAR RESOLUTION, TICK THE BOX MARKED “FOR,” IF YOU WISH TO VOTE AGAINST A PARTICULAR RESOLUTION, TICK THE BOX MARKED “AGAINST.” IF YOU WISH TO ABSTAIN FROM VOTING IN RELATION TO A PARTICULAR RESOLUTION, TICK THE BOX MARKED “ABSTAIN.”

Please indicate your voting preference by checking, or inserting the number of shares to be voted for or against or to abstain, the boxes above in respect of each resolution. If you do not complete this section, your proxy will vote or abstain at his/her discretion, as he/she will on any other business that may be raised at the EGM.

You may instruct your proxy to vote some or all of the shares in respect of which the proxy is appointed either for or against any resolution and/or abstain from voting as such proxy need not cast the votes in respect of your shares in the same way on any resolution. In this case, please specify in the voting boxes above the number of shares in respect of which your proxy is to vote for or against or to abstain in respect of each resolution.

If you have appointed more than one proxy, please specify in the voting boxes above the number of shares in respect of which each proxy is entitled to exercise the related votes. If you do not complete this information, the first person listed above shall be entitled to exercise all the votes in relation to the relevant resolution. If you have appointed more than one proxy, the first person listed above shall be entitled to vote on a show of hands.

If you have appointed another proxy to vote on a show of hands in a separate form (in which case the proxy appointed in this form may not vote on a show of hands) please tick this box:☐

Signed[2]:

Name:

Date:

In the case of joint holders the

senior holder (see note 4 below) should sign.

Please provide the names of all other

joint holders:

NOTES

IF YOU HAVE EXECUTED A STANDING PROXY, YOUR STANDING PROXY WILL BE VOTED AS INDICATED IN NOTE 2 BELOW, UNLESS YOU ATTEND THE EGM IN PERSON OR COMPLETE AND SEND IN THIS FORM APPOINTING A SPECIFIC PROXY.

1	A proxy need not be a shareholder of the Company. A shareholder entitled to attend and vote at the EGM is entitled to appoint one or more proxies to attend and vote in his/her stead. Please insert the name of the person(s) of your own choice that you wish to be appointed proxy in the space provided, failing which the chairman of the EGM will be appointed as your proxy.

2	Any standing proxy previously deposited by a shareholder with the Company will be voted in favour of the resolutions to be proposed at the EGM unless revoked prior to the EGM or the shareholder attends the EGM in person or completes and returns this form appointing a specific proxy.

3	Whether or not you propose to attend the relevant meeting(s) in person, you are strongly advised to complete and return this form of proxy in accordance with these instructions. To be valid, this form must be completed and deposited (together with any power of attorney or other authority under which it is signed or a notarially certified copy of that power or authority) at the offices of Charm Communications Inc., Legend Town, CN 01 Floor 4, No. 1 Ba Li Zhuang Dong LI, Chaoyang District, Beijing 100025, marked for the attention of [insert name], as soon as possible and in any event not later than 48 hours before the time for holding the relevant meeting or any adjourned meeting. Returning this completed form of proxy will not preclude you from attending the relevant meeting(s) and voting in person if you so wish.

[2]	If a corporation or partnership, please set out the full corporate or partnership name and the full title of any authorized person signing on the corporation or partnership’s behalf. When signing as attorney, executor, administer, or other fiduciary, please give full title as such.

4	If two or more persons are jointly registered as holders of a share, the vote of the senior person who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of other joint holders. For this purpose seniority shall be determined by the order in which the names stand on the Company’s register of shareholders in respect of the relevant shares. The senior holder should sign this form, but the names of all other joint holders should be stated on the form in the space provided.

5	If this form is returned without an indication as to how the proxy shall vote, the proxy will exercise his/her discretion as to whether he/she votes and if so how.

6	This form of proxy is for use by shareholders only. If the appointor is a corporate entity this form of proxy must either be under its seal or under the hand of some officer or attorney duly authorised for that purpose.

7	Any alterations made to this form must be initialled by you.

8	A proxy may vote on a show of hands or on a poll.

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